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                                                                    Exhibit 23.1

Auditors' Report


We have audited the consolidated balance sheet of Corel Corporation as at November 30, 1997 and the consolidated statements of operations and retained earnings (deficit) and changes in financial position for the years ended November 30, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 1997, the results of operations and the changes in its financial position for the years ended November 30, 1997 and 1996 in accordance with generally accepted accounting principles.

Generally accepted accounting principles in Canada differ in some respects from those applicable in the United States. (note 10).

/s/ KPMG LLP

Chartered Accountants


Ottawa, Canada
January 16, 1998
(except as to Note 12 which
is at February 23, 1998)